Service Corporation International Announces Closing of Cash Tender Offers
Monday April 23, 6:13 pm ET

HOUSTON, April 23 /PRNewswire-FirstCall/ -- Service Corporation International (NYSE: SCI - News), a provider of deathcare products and services, announced today the completion of its cash tender offers to purchase any and all of its 6.50% Notes due 2008 and 7.70% Notes due 2009. The tender offers expired at 12:00 midnight, New York City time, on Friday, April 20, 2007. Previously, on April 9, 2007, the Company accepted approximately $149.1 million aggregate principal amount of its 6.50% Notes and approximately $173.8 million aggregate principal amount of its 7.70% Notes in connection with the termination of the early participation period. In connection with the closing of the tender offers, $699,000 aggregate principal amount of its 6.50% Notes (of a total outstanding principal amount of $45.9 million) were tendered and $55,000 aggregate principal amount of its 7.70% Notes (of a total outstanding principal amount of $28.8 million) were tendered.

The Company used the net proceeds of its recently completed issuance of $400 million in aggregate principal amount of 6.75% Notes due 2015 and 7.50% Notes due 2027 to fund the purchase of the Notes in the tender offers and to pay associated expenses and accrued interest. As a result of these tender offers, the Company will recognize a pretax loss on the early extinguishment of debt of approximately $12.2 million in the second quarter of 2007.

CAUTIONARY STATEMENT ON FORWARD-LOOKING STATEMENTS

The statements in this press release that are not historical facts are forward-looking statements made in reliance on the "safe harbor" protections provided under the Private Securities Litigation Reform Act of 1995. These statements may be accompanied by words such as "believe," "estimate," "project," "expect," "anticipate," or "predict," that convey the uncertainty of future events or outcomes. These statements are based on assumptions that we believe are reasonable; however, many important factors could cause our actual results in the future to differ materially from the forward-looking statements made herein and in any other documents or oral presentations made by, or on our behalf. Important factors which could cause actual results to differ materially from those in forward-looking statements include, among others, unfavorable market conditions.

For further information on these and other risks and uncertainties, see our Securities and Exchange Commission filings, including our 2006 Annual Report on Form 10-K. Copies of this document as well as other SEC filings can be obtained from our website at http://www.sci-corp.com. We assume no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by us.

Service Corporation International (NYSE: SCI - News), headquartered in Houston, Texas, is North America's leading provider of deathcare products and services. At December 31, 2006 we owned and operated more than 1,600 funeral homes and 400 cemeteries (of which over 230 are combination locations) in 45 states, eight Canadian provinces, the District of Columbia and Puerto Rico. Through our businesses, we market the Dignity Memorial® brand which offers assurance of quality, value, caring service, and exceptional customer satisfaction. For more information about Service Corporation International, please visit our website at http://www.sci-corp.com. For more information about Dignity Memorial®, please visit http://dignitymemorial.com.

For additional information contact:
Investors: Debbie Young - Director / Investor Relations
(713) 525-9088

Media: Greg Bolton - Director / Corporate Communications
(713) 525-5235